Exhibit 10.11

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this November 5, 2004 by and between Robert Givens (the “Executive”) and Monotype Imaging, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to obtain employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Effective Date; Employment. Subject to the provisions of Section 6, the Company agrees to employ Executive and Executive agrees to become an employee and perform services for the Company, upon the terms and conditions hereinafter set forth.

2. Term of Employment. Subject to the provisions of Section 6, the term of Executive’s employment pursuant to this Agreement shall commence on and as of the date hereof (the “Effective Date”) and shall terminate on the first anniversary of the Effective Date (such period, the “Term”). Notwithstanding the foregoing, but subject to the provisions of Section 6, the Term shall automatically extend for an additional year on each anniversary of the Effective Date unless either party provides written notice to the other party within thirty (30) days of the date on which the Term would expire that he or it chooses not to extend the Term.

3. Duties; Extent of Service. During Executive’s employment under this Agreement, Executive (a) shall serve as an employee of the Company with the title and position of President/CEO, reporting to the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company, (b) shall have such executive responsibilities consistent with the foregoing title and position as the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company shall from time to time designate, provided that, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company in the performance of his duties, (c) upon the request of the Board of Directors (or the Chief Executive Officer, as appropriate) of the Company, shall serve as an officer and/or director of any of the Company’s subsidiaries, and (d) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive’s reasonable best efforts in, and shall devote Executive’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive’s duties and responsibilities hereunder. The foregoing, however, shall not be construed as preventing Executive from (i) engaging in religious, charitable or other community or non-profit activities, or (ii) managing Executive’s personal investments and business interests, in each case in a manner that does not impair Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement (the activities described in clauses (i) and (ii), the “Permitted Activities”).

4. Salary and Bonus.

(a) During Executive’s employment under this Agreement, the Company shall pay Executive a salary at the annual rate of $221,457.60 per annum (the “Base Salary”). Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments in accordance with the Company’s usual payroll practice for executive officers of the Company as in effect from time to time.

(b) For each one-year calendar period or portion thereof during Executive’s employment under this Agreement, Executive shall be eligible to participate in any bonus or other performance plan established by the Board of Directors from time to time for senior management of the Company. Notwithstanding anything to the contrary contained herein, upon Executive’s retirement at or after the age of sixty (60), the Executive shall be entitled to receive payment of the bonus that the Executive would have been entitled to receive under the bonus or other performance plan referred to in this Section 4(b) had he not retired, pro rated for the number of days the Executive was employed during the relevant period. Such payment shall be made to the Executive at the time bonuses under such plan are generally paid to other participants.

(c) Upon Executive’s retirement at or after the age of sixty (60), the Executive shall be entitled to receive any amounts previously allocated to the Executive under the Agfa Monotype Corporation Incentive Compensation Plan that are unpaid as of such retirement. Such amounts shall be paid within thirty (30) days of such retirement.

5. Benefits.

(a) During Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, as in effect from time to time for senior management of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby), and (ii) generally applicable policies of the Company. Executive shall be eligible to participate in all such plans and other benefits as of the Effective Date.

(b) During Executive’s employment under this Agreement, Executive shall receive paid vacation annually in accordance with the Company’s practices for executive officers, as in effect from time to time.

(c) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder in accordance with the Company’s practices for senior executive officers of the Company, as in effect from time to time.

(d) Except to the extent expressly provided in this Agreement, compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

6. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a) Termination by the Company for Cause. Executive’s employment under this Agreement may be terminated for cause without further liability on the part of the Company or any affiliate thereof effective immediately upon a vote of the Board of Directors of the Company (or determination by the Chief Executive Officer, as appropriate) and written notice to Executive. Only the following shall constitute “cause” for such termination:

(i) any act, whether or not involving the Company or any of its affiliates or their respective businesses, of fraud, gross misconduct or harassment that materially and adversely affects the Company;

(ii) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting the Company;

(iii) the conviction of Executive of, or indictment of Executive for (A) a felony, or (B) any misdemeanor involving moral turpitude (“indictment”, for these purposes, meaning an indictment, or determination of probable cause in a probable cause hearing or any other similar procedure pursuant to which an initial determination of probable cause with respect to such offense is made), if, in the case of an indictment, such indictment has material adverse affect on the Company;

(iv) the commission, in the reasonable judgment of the Board of Directors of the Company, of an act involving a violation of procedures or policies of the Company which are material to the Company;

(v) a material and sustained failure of Executive to perform the duties and responsibilities assigned or delegated under this Agreement, which such failure continues for thirty (30) days after written notice has been given to the Executive by the Board of Directors (or the Chief Executive Officer, as appropriate);

(vi) gross negligence or willful misconduct by Executive that materially and adversely affects the Company; or

(vii) a material breach by Executive of any of Executive’s obligations under Section 7 below.

(b) Termination by Executive Other than for Good Reason. Executive’s employment under this Agreement may be terminated by Executive without further liability on the part of Executive (other than with respect to those provisions of this Agreement expressly surviving such termination) by written notice to the Board of Directors at least sixty (60) days prior to such termination.

(c) Termination by Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 6(e) below, Executive’s employment under this Agreement also may be terminated by Executive for Good Reason (as defined below) (which termination must be within one hundred twenty (120) days of the occurrence of the event or events giving rise to such Good Reason) by written notice to the Board of Directors setting forth such Good Reason and giving the Company a reasonable period of time, not less than ten (10) business days, to eliminate and cure such Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties under this Agreement; (ii) a reduction in the Executive’s annual Base Salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees; or (iii) a requirement by the Company (not consented to by the Executive) that the Executive be based anywhere other than thirty (30) miles from Wilmington, Massachusetts; or (iv) the breach by the Company of any of its material obligations under this Agreement, but only after notice by the Executive to the Company of such breach and the Company’s failure to cure such breach within thirty (30) days of receipt of such notice. It is expressly agreed and understood that if Executive’s employment is terminated by Executive for Good Reason as provided in this Section 6(c), it shall not impair or otherwise affect Executive’s Continuing Obligations (as defined below). It is further expressly agreed and understood that if the Company elects not to extend the Term as provided in Section 2 above, such election shall be deemed a termination upon expiration of the Term of the Executive’s employment under this Agreement without cause under this Section 6(d) and shall entitle the Executive to payment of the Termination Benefits pursuant to Section 6(e).

(d) Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(e), Executive’s employment under this Agreement may be terminated without cause by the Company by a vote of the Board of Directors of the Company (or determination by the Chief Executive Officer, as appropriate) upon written notice to Executive. It is expressly agreed and understood that if Executive’s employment is terminated by the Company without cause as provided in this Section 6(d), it shall not impair or otherwise affect Executive’s Continuing Obligations.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive’s employment with the Company pursuant to Section 6(c) or Section 6(d) above, the Company shall provide to Executive the following termination benefits (“Termination Benefits”):

(i) continuation of salary at a rate equal to one-hundred (100%) of Executive’s Base Salary as in effect on the date of termination for a period of twelve months from the date of termination (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Company’s usual payroll practice for executive officers of the Company as in effect from time to time);

(ii) continuation of group health plan benefits during the twelve months in which Executives is receiving payments pursuant to subsection (i) above, to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the date of termination; and

(iii) payment of the bonus that the Executive would have been entitled to receive under the bonus or other performance plan referred to in Section 4(b) had his employment not been terminated, pro rated for the number of days the Executive was employed by the Company during the relevant period. Such payment shall be made to the Executive at the time bonuses under such plan are generally paid to other participants.

The Company shall have the right to terminate all of the Termination Benefits set forth in Section 6(e)(i) and Section 6(e)(ii) in the event that Executive fails to comply in any material respect with Executive’s Continuing Obligations under this Agreement. The Company’s liability for Base Salary continuation pursuant to Section 6(e)(i) shall be reduced by the amount of any severance pay paid to Executive pursuant to any severance pay plan of the Company. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect Executive’s right to receive COBRA continuation entirely at Executive’s own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive’s right to cost sharing under Section 6(e)(ii) ceases. The Company and Executive agree that the Termination Benefits paid by the Company to Executive under this Section 6(e) shall be in full satisfaction, compromise and release of any claims arising exclusively out of any termination of Executive’s employment pursuant to Section 6(c) or Section 6(d), and that the payment of the Termination Benefits shall be contingent upon Executive’s delivery of a general release effectuating such full satisfaction, compromise and release, in favor of the Company and its affiliates of any and all claims (other than those arising under this Agreement or under the Stockholders Agreement dated as of November 5, 2004 by and among Monotype Imaging Holdings Corp. and the Investors and Management Stockholders party thereto), which general release shall be effective upon termination of employment and shall be in a form reasonably satisfactory to the Company, it being understood that no Termination Benefits shall be provided unless and until Executive executes and delivers such release.

(f) Disability. If Executive shall be deemed disabled under the Company’s then existing long-term disability plan, the Board of Directors (or the Chief Executive Officer, as appropriate) may remove Executive from any responsibilities and/or reassign Executive to another position with the Company for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, Executive shall continue to receive Executive’s full Base Salary (less any disability pay or sick pay benefits to which Executive may be entitled under the Company’s policies) and benefits under Section 5 of this Agreement (except to the extent that Executive is ineligible for one or more such benefits under applicable plan terms) for a period of up to twelve (12) months, and Executive’s employment may be terminated by the Company at any time thereafter. In the event of such termination, the Executive is entitled to receive payment of the bonus that the Executive would have been entitled to receive under the bonus or other performance plan referred to in Section 4(b) had his employment not been terminated, pro rated for the number of days the Executive was employed by the Company during the relevant period. Such payment shall be made to the Executive at the same time bonuses under such plan are generally paid to other participants. In the event of such termination, the Company shall have no further obligations except to make Executive’s accrued Base Salary and benefit payments contemplated by this Section 6(f) through the date of such termination. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician (local to the Company’s principal offices) selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section 6(e) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g) Death. Executive’s employment and all obligations of the Company hereunder shall terminate in the event of the death of the Executive other than any obligation to pay earned but unpaid Base Salary.

(h) Continuing Obligations. Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Executive’s employment with the Company, Executive’s obligations under Section 7 hereof (collectively, the “Continuing Obligations”) shall survive any termination of Executive’s employment with the Company at any time and for any reason.

7. Confidentiality; Proprietary Rights; Non-Competition.

(a) In the course of performing services on behalf of the Company (for purposes of this Section 7 including all predecessors of the Company) and its affiliates, Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates or in connection with the Permitted Activities. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company, its affiliates or any subsidiary thereof or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company, its affiliates or such subsidiary, as applicable. Upon the termination of Executive’s employment with the Company and its subsidiaries for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. The term “Confidential Information” shall mean all information pertaining to the Company, its affiliates or any subsidiary thereof which is not publicly available or the disclosure of which could result in a competitive or other disadvantage to the Company, its affiliates or any subsidiary thereof. Confidential Information may include information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, cost and performance data, debt arrangements, equity structure, purchasing and sales data, price lists, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs, corporate information, including, by way of example and without limitation, policies, resolutions, negotiations or litigation, operational information, personnel information and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company, its affiliates or any subsidiary thereof (and of which Executive has knowledge). Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company and its subsidiaries, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company, its affiliates or any subsidiary thereof has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under this Section 7(a).

(b) Executive hereby confirms that Executive is not bound by the terms of any agreement that restricts in any way Executive’s use or disclosure of information relevant to the business or activities in which the Company or its subsidiaries are currently engaged in (“Company Business”) or Executive’s engagement in any business. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the

Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense, procurement, maintenance and enforcement of (i) any claims or actions (other than those brought by Executive) now in existence or which may be brought in the future against or on behalf of the Company, its affiliates or any subsidiary thereof that relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) Intellectual Property Rights (as defined below) in Company-Related Developments (as defined below). Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times but shall not include, for any period after the Executive’s employment with the Company has terminated, any activities that materially interfere with the Executive’s new employment obligations. During and after Executive’s employment, Executive also shall reasonably cooperate in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company (to the extent such cooperation does not conflict with or impair Executive’s legal rights in connection with any such matter). Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as Executive’s agent and attorney-in-fact to execute and file any such papers on Executive’s behalf as the Company may deem reasonably necessary or desirable in order to properly assign to the Company all rights and interests of Executive in any Company-Related Development. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(c).

(d) Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 7(a) and have the right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing and subject to Executive’s ability to participate in the Permitted Activities. Executive expressly agrees that all work performed by Executive is on a “work for hire” basis, and Executive hereby does assign and transfer, and will assign and transfer, to the Company and its successors and assigns all of Executive’s right, title and interest in all works of authorship, speeches, products, developments, inventions, discoveries, improvements, and creative works (whether or not able to be protected by copyright, patent or trademark) created during Executive’s employment with the Company that (i) relate to the business of the Company or any subsidiary thereof or any client of the Company or any subsidiary thereof or any of the products or services being researched, developed, manufactured or sold by the Company or any subsidiary thereof or which may be used with such products or services, (ii) result from tasks assigned to Executive by the Company or any subsidiary thereof; or (iii) result in any material manner from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any subsidiary thereof (collectively, “Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”). Executive further agrees that any and all Company-Related Developments shall be promptly disclosed to the Company.

(e) Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive that relate to the Company Business and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(f) The Executive hereby agrees that during the period commencing on the date hereof and ending on the date that is two years (or one year, if the Executive’s employment has terminated pursuant to Section 6(c) or 6(d) above) following the date of the termination of the Executive’s employment with the Company or with any of its subsidiaries, the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company (or any subsidiary) has conducted business, is conducting business or, to the Executive’s knowledge, is presently contemplating conducting business, engage in any activity which is competitive with any of the business, activities, products or services conducted or offered by the Company or its subsidiaries during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company or its subsidiaries during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries. Without implied limitation, the foregoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries, or any former employee of the Company and any of its direct and/or indirect subsidiaries who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, other than by general solicitation through advertisements, (b) encouraging for or on behalf of the Executive or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries, other than by general solicitation through advertisements,

(c) soliciting for or on behalf of Executive or any such competitor any client of the Company or any of its direct or indirect subsidiaries, or any former client of the Company or any of its direct or indirect subsidiaries and affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation to purchase any product or service competitive with any product or service offered by the Company or, to the knowledge of the Executive, planned to be offered by the Company and (d) diverting to any person (as hereinafter defined) any client or business opportunity of the Company or any of any of its direct or indirect subsidiaries.

Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise.

Neither the Executive nor any business entity controlled by the Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary of the Company from carrying on its business or restrain or restrict the Executive from performing his employment obligations, and as of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries currently engage, and other than passive investments in the shares of public companies of less than two percent (2%).

(g) Executive acknowledges that the provisions of this Section 7 are integral parts of Executive’s employment arrangements with the Company.

8. Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company, its affiliates and their direct and indirect subsidiaries, and that any breach of the provisions of this Agreement by Executive will result in irreparable injury to the Company, its affiliates and their direct and indirect subsidiaries, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company, its affiliates and their direct and indirect subsidiaries shall be entitled to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

9. Dispute Resolution.

(a) Without limitation of Section 8, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. or its successor. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

(b) The parties covenant and agree that they will use their reasonable best efforts to cause the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The parties shall use their reasonable best efforts to cause the arbitrator’s decision and award shall be made and delivered within one hundred eighty (180) days of the Filing Date. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by JAMS/Endispute, Inc. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 9(c) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce the provisions of Section 7.

(d) Without limitation of Section 8, each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof, or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, and further consents to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 9 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	c/o TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Attention: A. Bruce Johnston
Facsimile No.: (617) 574-6728

To Executive:
Facsimile No.:

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

11. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of Section 7 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Executive has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by Company and its subsidiaries and affiliates, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

12. Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

13. Insurance; Indemnification. The Company shall maintain directors and officers liability insurance with such coverage and other terms and conditions as the Board of Directors shall in good faith deem appropriate for the Company. The Company shall also indemnify Executive to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Executive in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of the Company or any of its subsidiaries or thereafter, by reason of Executive’s being or having been an officer or director of the Company or any of its subsidiaries. Expenses (including attorney’s fees) incurred by Executive in defending any such action, suit or other proceeding shall be paid by the Company in advance of the final disposition of such action suit, or proceeding upon receipt of any undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Executive may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever.

14. Miscellaneous. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Executive. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement under seal as of the date first set forth above.

COMPANY:

MONOTYPE IMAGING, INC.

By:	/s/ A. Bruce Johnston
	Name:	A. Bruce Johnston
	Title:	Vice President

EXECUTIVE:

/s/ Robert Givens
Robert Givens